Exhibit 99.1

FOR IMMEDIATE RELEASE

MCRAE INDUSTRIES, INC. ANNOUNCES COMPLETION OF REVIEW OF
FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 31, 2004 AND
EARNINGS REPORT FOR THE FIRST QUARTER OF FISCAL 2005
ENDED OCTOBER 30, 2004

Mount Gilead, N.C. – December 23, 2004. McRae Industries, Inc. (MRI.A and MRI.B on the American Stock Exchange) announced today that it had completed its review of its financial statements for the fiscal year ended July 31, 2004 and had amended its Annual Report on Form 10-K for the fiscal year ended July 31, 2004 previously filed with the Securities and Exchange Commission to restate its fiscal 2004 financial statements. The company previously announced that it was conducting a review of its previously reported financial statements for the fiscal year ended July 31, 2004 as a result of clerical errors in the calculation of inventory discovered by management at the company’s military boot unit, that the company’s previously reported financial statements for the fiscal year ended July 31, 2004 should no longer be relied upon pending the outcome of the review and that following the completion of the review the company would amend its Annual Report on Form 10-K for the fiscal year ended July 31, 2004 to restate its previously reported fiscal 2004 financial statements.

Consistent with the preliminary review results announced by the company on December 20, 2004, the company’s completed review indicates that its inventory was overstated and the related cost of revenues was understated by approximately $929,000 for the fiscal year ended July 31, 2004. As a result, the company’s net earnings from continuing operations were approximately $3,206,000 for the fiscal year ended July 31, 2004, as opposed to net earnings from continuing operations of $3,740,000 as previously reported in the company’s Form 10-K filed on October 29, 2004.

The company further announced that it had filed its Form 10-Q for the first quarter of fiscal 2005 which had been delayed pending completion of the review of its financial statements for the fiscal year ended July 31, 2004 and the filing of the Form 10-K/A to restate the Company’s previously reported fiscal 2004 financial statements.

The company reported consolidated net revenues from continuing operations for the first quarter of fiscal 2005 of $20,434,000, an increase of 27.5% over consolidated net revenues from continuing operations of $16,023,000 reported for the first quarter of fiscal 2004. Consolidated net earnings from continuing operations for the first quarter of 2005 amounted to $807,000, or $.29 per share, compared to consolidated net earnings from continuing operations of $823,000, or $.29 per share for the first quarter of fiscal 2004.

On September 9, 2004, the company entered into a definitive agreement under which it sold substantially all the assets of its McRae Office Solutions, Inc. subsidiary to Connected Office Products, Inc. (COPI). COPI is a subsidiary of TOPAC U.S.A., Inc., which is headquartered in Irvine, California, and operates a network of wholly owned subsidiaries involved in the sales, service, and distribution of office products. Under the terms of the Asset Purchase Agreement, COPI purchased substantially all of the assets of McRae Office Solutions, Inc. for $11,000,000 subject to adjustment based on the net book value of the acquired assets as of August 28, 2004. Based on the company’s post-closing calculation of the net book value of the acquired assets, the company expects an approximately $206,000 reduction in the purchase price. The purchaser is in the process of reviewing the calculation of this adjustment and it is subject to change depending on the parties’ final agreement on the amount of the adjustment.

Based in part on the company’s current estimate of the purchase price adjustment, net earnings from discontinued operations for the first quarter of fiscal 2005 amounted to $1,906,000, or $.69 per share, as compared to a net loss from discontinued operations for the first quarter of fiscal 2004 of $261,000, or $.09 per share.

Consolidated net revenues from continuing operations for the first quarter of fiscal 2005 totaled $20.4 million as compared to $16.0 million for the first quarter of fiscal 2004. This increase in net revenues was primarily attributable to the continued high demand for military combat boots for the U.S. Government and improved sales in the bar code and western and work boot business.

Consolidated gross profit from continuing operations for fiscal 2005 increased to $4.6 million over the $4.0 million reported in fiscal 2004. This growth in gross profit was primarily the result of higher net revenues and higher margins on imported western and work boots.

Selling, general and administrative expenses from continuing operations increased from $2.4 million for the first quarter of fiscal 2004 to $3.1 million for the first quarter of fiscal 2005 primarily as a result of higher sales commissions, group health insurance costs, and professional fees associated primarily with compliance costs incurred to assess and improve the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related SEC rules.

Contact:
D. Gary McRae
(910) 439-6147